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                      December 20, 2022

       David N. Makuen
       Chief Executive Officer
       Citi Trends, Inc.
       104 Coleman Boulevard
       Savannah, Georgia 31408

                                                        Re: Citi Trends, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 29, 2022
                                                            Filed April 14,
2022
                                                            File No. 000-51315

       Dear David N. Makuen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services